Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Richard S. Swartz, Jr.

This AMENDMENT, dated as of April 11, 2017 (the “Amendment”), to the Amended and Restated Employment Agreement, dated as of March 11, 2010, as amended as of May 5, 2011 and January 1, 2017 (the “Agreement”), is by and between MYR Group Inc., a Delaware corporation (the “Company”), and Richard S. Swartz, Jr., (the “Key Employee”) (capitalized terms used in this Amendment that are not defined herein shall have the meanings given them in the Agreement, unless the context clearly requires otherwise).

WHEREAS, the Company and Key Employee desire to amend the Agreement to delete the excise tax gross-up provisions in the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment and Restatement of Section 3.10. Section 3.10 of the Agreement is deleted in its entirety and replaced with the following:

“3.10 Parachute Payments.

(a)                Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution to or for the Key Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (all such payments and benefits, together, the “Total Payments”), would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other agreement, policy, plan, program or arrangement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (i) the payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) the payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata; provided, however, that the Total Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Key Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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Exhibit 10.1

(b)               For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Key Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Key Employee and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)                At the time that payments are made under this Agreement, the Company shall provide the Key Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Key Employee objects to the Company’s calculations, the Company shall pay to the Key Employee such portion of the Total Payments (up to 100% thereof) as the Key Employee determines is necessary to result in the proper application of this Section 3.10. All determinations required by this Section 3.10 (or requested by either the Key Employee or the Company in connection with this Section 3.10) shall be at the expense of the Company.”

2. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

3. Entire Agreement. Except as otherwise provided for in Section 4.4 of the Agreement regarding written benefit plans and programs referenced in the Agreement, the Agreement, as amended as of the date first set forth above by this Amendment, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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Exhibit 10.1

4. Continuing Effectiveness. Except as otherwise provided herein, the Agreement (as amended by this Amendment) shall continue in full force and effect in accordance with its terms.

INTENDING TO BE BOUND, the parties hereto have executed this AMENDMENT as of the date first set forth above.

COMPANY:
MYR GROUP INC.

By:	/s/ LARRY F. ALTENBAUMER
Name:	Larry F. Altenbaumer
Title:	Compensation Committee Chairman

KEY EMPLOYEE:

/s/ RICHARD S. SWARTZ, JR.
Richard S. Swartz, Jr.

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